UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE

ACT OF 1934

Date of Report (date of earliest event reported): December 5, 2008

Commission file number 1-10948

OFFICE DEPOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-2663954
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6600 North Military Trail Boca Raton, FL	33496
(Address of principal executive offices)	(Zip Code)

(561) 438-4800

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report:

2200 Old Germantown Road, Delray Beach Florida 33445

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 9, 2008, Office Depot, Inc. (“Office Depot” or the “Company”) entered into an Agency Agreement (the “Agreement”) with Gordon Brothers Retail Partners, LLC (“Gordon Brothers”) for the sale of inventory from 112 Office Depot stores in the United States and Canada which the Company plans to close (as more fully described in Item 2.05 below). The Agreement provides that the sale will commence on December 10, 2008 and be completed on or before March 28, 2009 although the completion date may be extended by mutual agreement of the parties.

Pursuant to the Agreement, the Company will receive guaranteed minimum proceeds of approximately $50 million from Gordon Brothers, representing 77% of the aggregate cost value of the inventory. Gordon Brothers will sell the inventory through 106 Office Depot locations. As its agency fee Gordon Brothers will receive 5% of the cost value of the inventory. The Company will receive 80% of any additional net proceeds.

The Company will receive the guaranteed minimum payment as the inventory is sold throughout the liquidation period. The Company has the option to accelerate this payment upon the consent of the Company’s lenders to the granting of a first priority security interest in the inventory to Gordon Brothers. Until the guaranteed minimum is paid in full, Gordon Brothers will furnish to the Company an irrevocable letter of credit equal to the estimated guaranteed minimum plus a certain amount for expenses.

The Agreement contains customary representations, warranties, covenants and indemnities by the Company and Gordon Brothers.

The foregoing description of the Agreement does not purport to be complete, and is qualified in its entirety by reference to such Agreement. A copy of the Agreement is filed as Exhibit 10.1 and is incorporated by reference in this Item 1.01.

Item 2.05	Costs Associated with Exit or Disposal Activities.

On December 5, 2008, the Company approved a plan to close 112 retail stores and six distribution facilities (five distribution centers and one cross-dock). Total Company headcount will be reduced by approximately 2,200 positions as a result of these actions, the majority coming from store closures and the balance from distribution facility closures, and reduced headquarter and field sales staffing. The stores being closed are under performing stores or stores that are no longer a strategic fit for the Company. In making the decision on which stores to close, the Company considered sales, operating profit, cash flow, condition of the shopping center, and customer demographics, among other factors. The stores to be closed are located in various geographic regions, including 45 in the Central U.S., 40 in the Northeast and Canada, 19 in the West and eight in the South. New store openings for 2009 have been reduced to approximately 20, from the previous estimate of 40 stores. Additionally, 14 stores will be closed through 2009 as their leases expire or other lease arrangements are finalized.

The decision to close the stores is part of the Company’s strategic review of its asset base announced on October 29, 2008. The distribution facility closures are in line with previously announced distribution network consolidations. The distribution facilities are expected to be closed early in the second quarter of 2009.

The total one-time termination costs for the closures and reductions is estimated to be approximately $16 million. Costs associated with lease obligations, net of sublease assumptions are estimated to be in a range from $154 million to $184 million and contract terminations and other exit costs are estimated to be $10 million. The actual amounts of charges and sublease rentals are subject to change as arrangements are finalized. The charges are expected to be recognized as accounting criteria are met over the fourth quarter of 2008 and into 2009. The cash usage, net of proceeds from asset sales, within the ensuing 12 months is estimated to be approximately $40 million. These actions should benefit 2009 earnings before interest and taxes by approximately $90 million and cash flows, net of ongoing lease requirements, by approximately $70 million. The benefit to cash flow is primarily a result of lower 2009 capital spending, payroll savings and operational improvements from store closures.

Item 2.06 Material Impairments.

As disclosed in Item 2.05 above, on December 5, 2008, the Company approved a plan to close 112 stores in the U.S. and Canada and six distribution facilities. The plan will result in a non-cash charge of approximately $90 million consisting of $67 million for impairment of certain of the Company’s fixed assets with respect to the stores and distribution facilities closures, including leasehold improvements and furniture, fixtures and equipment, as well as approximately $23 million to mark down inventory to estimated net realizable value in the closing locations. Additional information with respect to the plan is set forth in item 2.05 above.

Item 8.01 Other Events.

On December 10, 2008, the Company issued a press release providing information on its strategic review of its asset base announced on October 29, 2008 and announcing the closure of 112 stores and six distribution facilities. The press release states that the Company will recognize charges in the range of approximately $270 million to $300 million in the fourth quarter of 2008 and into 2009 relating to these actions. These charges representing the range from approximately $180 million to $210 million described in Item 2.05 and the estimate of $90 million described in Item 2.06. Further actions are being contemplated and are expected to result in additional charges to be recognized in the fourth quarter of 2008 and into 2009. These actions include the assessment of tangible and intangible assets, including the annual goodwill evaluation, restructuring, and potentially exiting businesses. The results of this assessment will be recognized in connection with the preparation of our audited financial statements for fiscal year 2008 to be filed as our next Form 10-K.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 10.1	Agency Agreement between Office Depot, Inc. and Gordon Brothers Retail Partners, LLC dated December 9, 2008.

Exhibit 99.1	News release of Office Depot, Inc. issued on December 10, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OFFICE DEPOT, INC.

Date: December 10, 2008	By:	/s/ Elisa D. Garcia C.
Elisa D. Garcia C.
Executive Vice President, General Counsel & Corporate Secretary

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